NFO Completes $72 Million Private
Placement of 10 Year Notes

GREENWICH, Conn.--(BUSINESS WIRE)--Nov. 23, 1998--

    NFO Worldwide, Inc. (NYSE: NFO) today reported that it had successfully completed a private placement for $72 million of Senior and Subordinated Notes. The Company used these unsecured borrowings to fund a portion of its acquisition of Infratest Burke, a leading European market research firm, which NFO announced today.
    The private placement was comprised of $55 million in Senior Notes bearing interest at fixed annual rates of 7.48%-7.82%, and $17 million of subordinated notes with a fixed annual rate of 9.84%. The terms of the Senior Notes contain a provision whereby the fixed annual interest rates will be reduced by .30%, provided the Company fulfills certain requirements prior to September 30, 1999. The notes have a ten-year term with amortization beginning in November, 2001, and were privately placed with Teachers Insurance, CIGNA, Reliastar, PPM America, National Life, and Canadian Life.
    Patrick G. Healy, President, Corporate Product/Systems Development and Chief Financial Officer, commented, "With interest rates at historical lows, we decided to take the opportunity to fund a portion of the Infratest Burke acquisition with fixed rate long-term debt. We are extremely pleased to have been able to complete these borrowing arrangements on favorable terms to the Company."
    Healy continued, "These borrowings were supplemented by a take-down under our existing revolving credit facility to fund the balance of the acquisition cost. Having completed the transaction, NFO continues to have sufficient borrowing capacity under this facility to meet its short-term financing requirements. We would like to take this opportunity to thank Fleet National Bank for the leadership role it played in the successful completion of NFO's acquisition financing."
    NFO Worldwide, Inc. is a leading provider of custom and syndicated marketing information to America's largest companies as well as the international business community. Through its pre-recruited consumer panel and other specialized databases, NFO offers access to nearly 575,000 North American households (over
1.5 million people) and, through a joint venture, to over 100,000 European households. The Company provides its services to over 3,000 clients in key market segments such as packaged goods and foods, healthcare, financial services, hi-tech/telecommunications and travel & leisure. The Company provides its services in 31 countries and has over 13,000 full and part time employees.
    Statements in this press release relating to matters that are not historical facts are forward-looking statements. Such forward-looking statements are based on the Company's current forecasts and actual results may differ materially. To understand the risks that may affect
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the Company's future performance, please refer to Part 1 of NFO's 1997 Annual
Report on Form 10-K filed on March 30, 1998.

    CONTACT: NFO, Greenwich
        Patrick G. Healy, President - CPSD & CFO, 203/618-8502
        e-mail: phealy@nfor.com